UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 26, 2010
Move, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26659 (Commission File Number)	95-4438337 (IRS Employer Identification No.)
910 East Hamilton Avenue
Campbell, California 95008
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (408) 558-3700
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

SIGNATURE

Item 2.01     Completion of Acquisition or Disposition of Assets.
On April 26, 2010, Move, Inc. (the “Company”) completed a sale to SecondMarket, Inc., in a riskless principal transaction, of the Company’s entire portfolio of auction rate securities for approximately $109.8 million in cash. These auction rate securities (“ARS”) are high-grade (primarily AAA rated) student loan auction rate securities issued by student loan funding organizations, which loans are 97% guaranteed under FFELP (Federal Family Education Loan Program). As reflected in the Company’s annual report on Form 10-K for the period ended December 31, 2009, filed with the SEC on March 5, 2010 (the “2009 Annual Report”), the Company’s ARS portfolio had a par value of approximately $129.4 million and had an estimated fair value of approximately $111.8 million. The Company had recognized a temporary loss of approximately $17.6 million that was included in “Other Comprehensive Income” on the balance sheet of the Company in accordance with FASB Accounting Standards Codification 320 – “Investments — Debt and Equity Securities” and related guidance issued by the FASB and SEC, as reflected in the 2009 Annual Report. The Company will take a charge of approximately $20 million to its consolidated statements of operations for the quarter ended March 31, 2010. The transaction costs of approximately $1 million associated with this transaction will be recorded in the quarter ending June 30, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVE, INC.
Date: April 27, 2010	By:	/s/ Robert J. Krolik
Robert J. Krolik
Chief Financial Officer